EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Second Quarter Results:
•	Total Assets increased $250 million, or 11.7%, to $2.4 billion at June 30, 2022 from $2.1 billion at December 31, 2021
•	Total Loans grew $180 million, or 13.9%, to $1.5 billion at June 30, 2022 from $1.3 billion at December 31, 2021
•	Total Deposits reached $2.2 billion at June 30, 2022, as compared to $1.9 billion at December 31, 2021, representing an increase of $289 million, or 15.1%
•	Net Income for Q2 2022 was $2.1 million, a decrease of $3.1 million, or 59.4%, from net income of $5.2 million for Q2 2021, due to an increase in the provision for loan losses
•	Provision for Loan Losses of $5.5 million for Q2 2022 increased from $809 thousand in Q2 2021 due to two impaired loan relationships within the syndicated loan segment and growth in the loan portfolio
•	Annualized return on average assets of 0.65% for the six months ended June 30, 2022 declined 0.44% versus the same period in 2021
•	Annualized return on average equity of 8.84% for the six months ended June 30, 2022 declined 6.11% versus the same period in 2021
•	Trust and asset advisory business revenue remained level at approximately $4.7 million for the six months ended June 30, 2022, as compared to the same period in 2021

MIDDLETOWN, N.Y., August 1, 2022 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $2.1 million, or $0.38 per basic and diluted share, for the three months ended June 30, 2022.  This compares with net income of $5.2 million, or $1.16 per basic and diluted share, for the three months ended June 30, 2021.  The decrease in net income was primarily due to a $4.7 million increase in provision for loan losses for the three months ended June 30, 2022 as compared to the same period in 2021 resulting from two impaired loan relationships within the syndicated loan portfolio.
Tangible book value per share decreased $6.55, or 21.0%, from $31.18 at December 31, 2021, to $24.63 at June 30, 2022 (see also “Non-GAAP Financial Measure” section on page 6 for reconciliation).  Book value per share declined $6.57, or 20.3%, from $32.43 at December 31, 2021 to $25.86 at June 30, 2022. These decreases were primarily driven by changes in market value associated with the available-for-sale investment portfolio, which was directly impacted by rising interest rates.  The Bank maintains its entire investment portfolio within the available-for-sale category.
“Despite a second Federal Reserve rate increase during the quarter, in its effort to quell inflation, our regional economy remains strong,” said Company President and CEO Michael Gilfeather. “And though our strategic focus on business banking provides a stable platform for growth, it can’t insulate us fully from the volatility caused by rapidly changing interest rate policy and other market dynamics. As illustration of this, while our core growth story remains intact, management determined that certain syndicated loan relationships were impaired during the quarter.  This combined with the Bank’s continued strong loan growth required a quarterly loan loss provision of $5.5 million, which was up from $809 thousand during the same quarter last year, and was significantly higher than the normal loan loss provision which we would typically reserve against the Bank’s loan production.  This charge directly impacted our quarterly earnings of $2.1 million, or $0.38 per share.
Meanwhile, loan and deposit growth continued at a near record pace.  Average loans net of PPP of $1.4 billion during the quarter, was up 20.4% over the same period last year. We finished the quarter with a total loan portfolio of $1.5 billion, up $180 million, or 13.9%, over year end 2021.  Average demand deposits and money market accounts rose 18.6%, to $1.1 billion, versus the same period last year.  And, total deposits of $2.2 billion at quarter end is up nearly $300 million, or 15.1%, year to date.
Total interest income rose $2.8 million, or 18.0%, to $18.5 million for the three months ended June 30, 2022, compared to $15.7 million for the three months ended June 30, 2021.  Net interest income grew $2.9 million, or 19.7%, to $17.5 million, versus $14.6 million during the same period in 2021.  As reported last quarter, we held $350 million in funds at the Fed in anticipation of higher rates and were able to deploy these during the quarter in new loans and investments which contributed to our increase in net interest income.  These strategies allowed net interest margin to reach 3.14% for the three months ended June 30, 2022 as compared to 3.09% for the same period in 2021.
Wealth Management revenue, which includes our Trust and Asset Management businesses, was essentially flat year-over-year at $4.7 million through the first six months of 2022.  During the same period, assets-under-management for the Trust and Asset Management group rose slightly, ending the quarter at $1.07 billion.  Given negative debt and equity market performance through the first half of 2022, these results are better than expected, and reflect the group’s cautious, client-centric approach to investment management.
Though the challenging rate and investing environment which began this year continued through Q2, regional economic conditions remain strong. As a result, we continued to identify compelling opportunities for loan growth and the deployment of lower yielding funds. This resulted in significant loan growth and investment during the quarter, even as we continued to attract low cost deposits.  Beyond the increased provision on loans, we enjoyed a strong and productive quarter.
Our focus, therefore, remains on disciplined growth, maintenance of a risk posture exceeding that required by regulators, and creation of a work environment that attracts and retains superior talent.  To that end I would like to congratulate Jonathan Rouis on his appointment as our new Board Chairman.  Jonathan has been on the Board and instrumental in helping guide the Bank’s growth since 2018.  I look forward to his leadership as Chairman.  I also want to thank Lou Heimbach for his many years of leadership as Board Chair.  Throughout his tenure, he ensured the Board was a committed partner with management, including with the new growth strategy we embarked on in 2014.  Lou will remain on the Board, so we will continue to benefit from his extensive institutional knowledge and perspective.
And, finally, I want to thank our employees.  Each day they work long hours to meet the demands of our clients, while trying to protect and maximize results for the Bank and its shareholders.  While quarterly earnings are important, it is sustainable, long-term growth we strive for, and I believe we have the team in place to deliver on that goal.”

Second Quarter and First Half 2022 Financial Review
Net Income
Net income for the second quarter of 2022 was $2.1 million, a decrease of approximately $3.0 million, or 58.8%, versus net income of approximately $5.1 million for the second quarter of 2021. The decrease was due primarily to an increased provision for loan losses associated with credit issues with syndicated loans within the C&I portfolio and strong loan growth during the quarter.  Net income for the six months ended June 30, 2022 was $7.4 million, as compared to $10.2 million for the same period in 2021. The overall decrease was related to the increased loan loss provision recorded in Q2.
Net Interest Income
For the three months ended June 30, 2022, net interest income increased $2.9 million, or 19.7%, to $17.5 million, versus $14.6 million during the same period in 2021.  For the six months ended June 30, 2022, net interest income increased $5.5 million, or 19.3%, over the first half of 2021.  These increases absorbed a significant decline in interest income from PPP loans recognized during the prior year.
Total interest income rose $2.8 million, or 18.0%, to $18.5 million for the three months ended June 30, 2022, compared to $15.7 million for the three months ended June 30, 2021.  The increase in interest income was primarily due to increased interest and fees associated with loan growth, as well as an increase of approximately 102.1% in interest income associated with higher levels of investment securities.  The securities-related increase reflects management’s continued focus on deploying excess liquidity to realize incremental investment earnings.  For the six months ended June 30, 2022, total interest income rose $5.3 million, or 17.8%, to $35.8 million, as compared to $30.4 million for the six months ended June 30, 2021.
Total interest expense decreased $51 thousand in the second quarter of 2022, to $975 thousand, as compared to $1.0 million in the second quarter of 2021.  The decrease was driven by a reduction in deposit interest expense associated with time deposits. The control of interest expense remains a priority for management in 2022 as significant additional rate increases are anticipated.  During the six months ended June 30, 2022, total interest expense decreased $142 thousand, or 6.9%, to $1.9 million, as compared to $2.1 million for the six months ended June 30, 2021.
Provision for Loan Losses
The Company recognized a provision for loan losses of $5.5 million for the three months ended June 30, 2022, compared to $809 thousand for the three months ended June 30, 2021.  The increased provision reflects the recognition of impairments within the syndicated loan portfolio as well as continued growth of the loan portfolio.  Syndicated loans represent approximately 4.5% of total loans at June 30, 2022.  The allowance for loan losses to total loans was 1.61% as of June 30, 2022, an increase of 24 basis points, or 17.5%, versus 1.37% as of December 31, 2021. For the six months ended June 30, 2022, the provision for loan losses totaled $6.4 million as compared to $875 thousand for the six months ended June 30, 2021.

Non-Interest Income
Non-interest income remained stable at $3.0 million for second quarter 2022 and 2021, respectively. With assets-under-management of approximately $1.1 billion at June 30, 2022, non-interest income continues to be supported by success of the Bank’s trust operations and HVIA asset management activities.  Additionally, the Company experienced increased earnings from the BOLI investment during the quarter.  For the six months ended June 30, 2022, non-interest income increased approximately $63 thousand, to $6.0 million, as compared to $5.9 million for the six months ended June 30, 2021.
Non-Interest Expense
Non-interest expense was $12.5 million for the second quarter of 2022, reflecting an increase of approximately $2.1 million, or 19.8%, as compared to $10.4 million for the same period in 2021. The increase in non-interest expense for the current three-month period was due to continued investment in overall company growth, including increases in compensation and benefit costs, occupancy costs, information technology, and deposit insurance.  The second quarter also included the full impact of costs associated with our two newest locations, Bronx and Nanuet, NY.  Our efficiency ratio was 60.85% for the three months ended June 30, 2022, from 58.90% for the same period in 2021.  For the six months ended June 30, 2022, our efficiency ratio was 60.98% as compared to 57.01% for the same period in 2021.
Income Tax Expense
Our provision for income taxes for the three months ended June 30, 2022 was approximately $400 thousand, compared to approximately $1.3 million for the same period in 2021. The decrease for the current period was due to a decrease in income before income taxes during the quarter. Our effective tax rate for the three-month period ended June 30, 2022 was 15.9%, as compared to 19.5% for the same period in 2021. For the six months ended June 30, 2022, our provision for income taxes was $1.7 million, as compared to $2.5 million for the six months ended June 30, 2021.  Our effective tax rate for the six-month period ended June 30, 2022 was 18.3%, as compared to 19.5% for the same period in 2021.  The reduction in effective tax rates on the 2022 second quarter and six month period is due to the increase in proportion of non-taxable revenue (tax-exempt interest income and earnings on bank owned life insurance) compared with total pre-tax income.

Financial Condition
Total consolidated assets increased $249.5 million, or 11.6%, from $2.1 billion at December 31, 2021 to $2.4 billion at June 30, 2022. The increase was driven by growth in loans, and investment securities.
Total cash and due from banks decreased from $306.2 million at December 31, 2021, to $271.5 million at June 30, 2022, a decrease of approximately $34.7 million, or 11.3%.  This decrease resulted primarily from increases in loan growth and management focus on deploying excess cash into investments and enhancing incremental yield.
Total investment securities rose $97.7 million, or 20.9%, from $467.0 million at December 31, 2021 to $564.7 million at June 30, 2022. The increase was due to purchases of investment securities, offset by an increase in unrealized losses on investment securities since December 31, 2021 as well as paydowns and maturities during the period.
Total loans increased $180.3 million, or 14.0%, from $1.29 billion at December 31, 2021 to $1.47 billion at June 30, 2022.  The increase was due primarily to $133.3 million of commercial real estate loan growth and $41.2 million of commercial real estate construction loan growth.  PPP loans fell $29.1 million, to $9.0 million at June 30, 2022 from $38.1 million at December 31, 2021. Most of the remaining PPP loan balance is subject to SBA loan forgiveness.
Total deposits grew $289.1 million, to $2.2 billion, at June 30, 2022, from $1.9 billion at December 31, 2021.  This increase continues to be driven by continued success in business account development combined with attorney trust deposit growth and increased deposit levels for local municipal accounts. At June 30, 2022, 53.1% of total deposits were demand deposit accounts (including NOW accounts).
Stockholders’ equity experienced a decrease of approximately $37.1 million, to $145.7 million, at June 30, 2022, from $182.8 million at December 31, 2021. The decrease was primarily due to a $42.3 million increase in unrealized losses on the market value of investment securities recognized within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes, as a result of the increase in market interest rates. Offsetting the AOCI fluctuation, the Bank recognized an increase in retained earnings of approximately $5.2 million associated with earnings during the six months ended June 30, 2022, net of dividends paid.
At June 30, 2022, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 8.09%, both common equity and Tier 1 capital to risk weighted assets were 11.85%, and total capital to risk weighted assets was 13.10%.  These ratios included contributions of approximately $27.5 million of capital at the Bank level representing roughly half of net proceeds from the Company’s public offering of common stock during 2021.
Loan Quality
At June 30, 2022, the Bank had total non-performing loans of $20.4 million, or 1.39% of total loans, which included $3.5 million of Troubled Debt Restructured Loans (“TDRs”). The latter represents 0.23% of total loans and was relatively level as compared with $3.6 million at December 31, 2021.  Accruing loans delinquent greater than 90 days were $1.6 million as of June 30, 2022, as compared to $1.4 million at December 31, 2021.

Non-GAAP Financial Measure Reconciliation
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	June 30, 2022	December 31, 2021
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$ 145,723	$ 182,836
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,535)	(1,678)
Tangible common equity	$ 138,829	$ 175,799
Common shares outstanding	5,635,519	5,637,376
Book value per common share	$ 25.86	$ 32.43
Tangible book value per common share	$ 24.63	$ 31.18

Tangible Assets
Total assets	$ 2,392,049	$ 2,142,583
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(1,535)	(1,678)
Tangible assets	$ 2,385,155	$ 2,135,546
Tangible common equity to tangible assets	5.82%	8.23%

About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to more than $2.0 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.

Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Robert L. Peacock
SEVP Chief Financial Officer
rpeacock@orangebanktrust.com
Phone: (845) 341-5005

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	June 30, 2022	December 31, 2021

ASSETS

Cash and due from banks	$ 271,445	$ 306,179
Investment securities - available-for-sale	561,663	464,797
Restricted investment in bank stocks	3,063	2,217
Loans	1,471,728	1,291,428
Allowance for loan losses	(23,642)	(17,661)
Loans, net	1,448,086	1,273,767

Premises and equipment, net	14,279	14,601
Accrued interest receivable	6,947	6,643
Bank owned life insurance	39,982	39,513
Goodwill	5,359	5,359
Intangible assets	1,535	1,678
Other assets	39,690	27,829

TOTAL ASSETS	$ 2,392,049	$ 2,142,583

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$ 791,778	701,645
Interest bearing	1,411,670	1,212,739
Total deposits	2,203,448	1,914,384

Note payable	3,000	3,000
Subordinated notes, net of issuance costs	19,413	19,376
Accrued expenses and other liabilities	20,465	22,987

TOTAL LIABILITIES	2,246,326	1,959,747

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 issued; 5,635,519 and 5,637,376 outstanding,
at June 30 and December 31, 2021, respectively	2,842	2,842
Surplus	119,946	119,825
Retained Earnings	70,131	64,941
Accumulated other comprehensive income (loss), net of taxes	(45,761)	(3,443)
Treasury stock, at cost; 47,785 and 45,928 shares at June 30,
2022 and December 31, 2021, respectively	(1,435)	(1,329)
TOTAL STOCKHOLDERS' EQUITY	145,723	182,836

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,392,049	$ 2,142,583

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
INTEREST INCOME
Interest and fees on loans	$ 15,200	$ 14,033	$ 30,206	$ 27,261
Interest on investment securities:
Taxable	2,249	1,156	3,887	2,284
Tax exempt	553	408	1,034	771
Interest on Federal funds sold and other	482	61	627	104

TOTAL INTEREST INCOME	18,484	15,658	35,754	30,420

INTEREST EXPENSE
Savings and NOW accounts	651	617	1,221	1,209
Time deposits	51	137	139	295
Note payable	42	42	84	84
Subordinated notes	231	230	462	460
TOTAL INTEREST EXPENSE	975	1,026	1,906	2,048

NET INTEREST INCOME	17,509	14,632	33,848	28,372

Provision for loan losses	5,510	809	6,433	875
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	11,999	13,823	27,415	27,497

NONINTEREST INCOME
Service charges on deposit accounts	161	158	329	333
Trust income	1,223	1,184	2,393	2,307
Investment advisory income	1,099	1,235	2,300	2,411
Earnings on bank owned life insurance	236	173	469	345
Other	258	278	491	523
TOTAL NONINTEREST INCOME	2,977	3,028	5,982	5,919

NONINTEREST EXPENSE
Salaries	5,499	4,726	10,768	9,273
Employee benefits	1,301	876	2,702	2,002
Occupancy expense	1,105	967	2,328	1,932
Professional fees	1,240	1,023	2,094	1,930
Directors' fees and expenses	233	252	578	494
Computer software expense	1,238	1,032	2,353	2,090
FDIC assessment	313	267	622	555
Advertising expenses	564	285	1,405	568
Advisor expenses related to trust income	20	140	158	261
Telephone expenses	138	136	313	270
Intangible amortization	71	71	143	143
Other	744	626	823	1,198
TOTAL NONINTEREST EXPENSE	12,466	10,401	24,287	20,716

Income before income taxes	2,510	6,450	9,110	12,700

Provision for income taxes	400	1,257	1,670	2,482
NET INCOME	$ 2,110	$ 5,193	$ 7,440	$ 10,218

Basic and diluted earnings per share	$ 0.38	$ 1.16	$ 1.32	$ 2.28

Weighted average shares outstanding	5,618,826	4,488,602	5,618,232	4,485,886

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended June 30,
	2022			2021
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,382,733	$ 14,964	4.34%	$ 1,148,215	$ 12,883	4.50%
PPP Loans	9,847	236	9.61%	119,463	1,150	3.86%
Investment securities	518,192	2,758	2.13%	361,541	1,541	1.71%
Due from banks	320,303	482	0.60%	270,259	61	0.09%
Other	3,057	44	5.77%	2,038	23	4.53%
Total interest earning assets	2,234,132	18,484	3.32%	1,901,516	15,658	3.30%
Non-interest earning assets	92,336			81,249
Total assets	$ 2,326,468			$ 1,982,765

Liabilities and equity:
Interest-bearing demand accounts	$ 366,455	$ 96	0.11%	$ 276,609	$ 84	0.12%
Money market accounts	705,486	469	0.27%	627,289	478	0.31%
Savings accounts	229,915	86	0.15%	183,867	55	0.12%
Certificates of deposit	74,371	51	0.28%	88,537	137	0.62%
Total interest-bearing deposits	1,376,227	702	0.20%	1,176,302	754	0.26%
FHLB Advances and other borrowings	3	-	1.59%	3	-	0.27%
Note payable	3,000	42	5.62%	3,000	42	5.62%
Subordinated notes	19,402	231	4.78%	19,348	230	4.77%
Total interest bearing liabilities	1,398,632	975	0.28%	1,198,653	1,026	0.34%
Non-interest bearing demand accounts	751,511			627,806
Other non-interest bearing liabilities	19,332			17,563
Total liabilities	2,169,475			1,844,022
Total shareholders' equity	156,993			138,743
Total liabilities and shareholders' equity	$ 2,326,468			$ 1,982,765

Net interest income		$ 17,509			$ 14,632
Interest rate spread [1]			3.04%			2.96%
Net interest margin [2]			3.14%			3.09%
Average interest earning assets to interest-bearing liabilities	159.7%			158.6%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Six Months Ended June 30,
	2022			2021
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$ 1,324,604	$ 29,365	4.47%	$ 1,116,706	$ 24,886	4.49%
PPP Loans	16,520	841	10.27%	107,040	2,375	4.47%
Investment securities	496,725	4,845	1.97%	351,169	3,013	1.73%
Due from banks	351,394	627	0.36%	224,083	104	0.09%
Other	2,740	76	5.59%	1,780	42	4.76%
Total interest earning assets	2,191,983	35,754	3.29%	1,800,778	30,420	3.41%
Non-interest earning assets	89,017			81,459
Total assets	$ 2,281,000			$ 1,882,237

Liabilities and equity:
Interest-bearing demand accounts	$ 361,804	$ 183	0.10%	$ 269,626	$ 165	0.12%
Money market accounts	677,607	880	0.26%	583,535	939	0.33%
Savings accounts	220,453	158	0.14%	171,449	105	0.12%
Certificates of deposit	77,195	139	0.36%	89,660	295	0.67%
Total interest-bearing deposits	1,337,059	1,360	0.21%	1,114,270	1,504	0.27%
FHLB Advances and other borrowings	1	0	0.40%	1	0	0.40%
Note payable	3,000	84	5.65%	3,000	84	5.66%
Subordinated notes	19,392	462	4.80%	19,668	460	4.73%
Total interest bearing liabilities	1,359,452	1,906	0.28%	1,136,939	2,048	0.36%
Non-interest bearing demand accounts	732,615			590,332
Other non-interest bearing liabilities	20,696			18,306
Total liabilities	2,112,763			1,745,577
Total shareholders' equity	168,237			136,660
Total liabilities and shareholders' equity	$ 2,281,000			$ 1,882,237

Net interest income		$ 33,848			$ 28,372
Interest rate spread [1]			3.01%			3.04%
Net interest margin [2]			3.11%			3.18%
Average interest earning assets to interest-bearing liabilities	161.2%			158.4%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended June 30, (1)		Six Months Ended June 30,
	2022	2021	2022	2021
Performance Ratios:
Return on average assets (1)	0.36%	1.05%	0.65%	1.09%
Return on average equity (1)	5.38%	14.97%	8.84%	14.95%
Interest rate spread (2)	3.04%	2.96%	3.01%	3.04%
Net interest margin (3)	3.14%	3.09%	3.11%	3.18%
Dividend payout ratio (4)	53.26%	17.29%	30.21%	17.56%
Non-interest income to average total assets	0.51%	0.61%	0.52%	0.63%
Non-interest expenses to average total assets	2.14%	2.10%	2.13%	2.20%
Average interest-earning assets to average interest-bearing liabilities	159.74%	158.64%	161.24%	158.39%

	At June 30, 2022	At December 31, 2021
Asset Quality Ratios:
Non-performing assets to total assets	0.85%	0.28%
Non-performing loans to total loans	1.39%	0.46%
Allowance for loan losses to non-performing loans	115.64%	296.67%
Allowance for loan losses to total loans	1.61%	1.37%

Capital Ratios (5):
Total capital (to risk-weighted assets)	13.17%	14.12%
Tier 1 capital (to risk-weighted assets)	11.92%	12.87%
Common equity tier 1 capital (to risk-weighted assets)	11.92%	12.87%
Tier 1 capital (to average assets)	8.09%	8.15%

Notes:
(1)	Annualized for the three and six month periods ended June 30, 2022 and 2021, respectively.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4)	The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest income	$ 18,484	$ 15,658	$ 35,754	$ 30,420
Interest expense	975	1,026	1,906	2,048
Net interest income	17,509	14,632	33,848	28,372
Provision for loan losses	5,510	809	6,433	875
Net interest income after provision for loan losses	11,999	13,823	27,415	27,497
Noninterest income	2,977	3,028	5,982	5,919
Noninterest expenses	12,466	10,401	24,287	20,716
Income before income taxes	2,510	6,450	9,110	12,700
Provision for income taxes	400	1,257	1,670	2,482
Net income	$ 2,110	$ 5,193	$ 7,440	$ 10,218

Basic and diluted earnings per share	$ 0.38	$ 1.16	$ 1.32	$ 2.28
Weighted average common shares outstanding	5,618,826	4,488,602	5,618,232	4,485,886

	At	At
	June 30, 2022	June 30, 2021
Book value per share	$ 25.86	$ 31.39
Net tangible book value per share (1)	$ 24.63	$ 29.79
Outstanding common shares	5,635,519	4,488,437

Notes:
(1)      Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $1,535, and $1,821 in other intangible assets for June 30, 2022 and June 30, 2021, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30,2022		At December 31, 2021
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$ 273,464	18.58%	$ 268,508	20.79%
Commercial real estate	986,032	67.00%	852,707	66.03%
Commercial real estate construction	113,475	7.71%	72,250	5.59%
Residential real estate	68,529	4.66%	65,248	5.05%
Home equity	12,782	0.87%	13,638	1.06%
Consumer	17,446	1.19%	19,077	1.48%
Total loans	1,471,728	100.00%	1,291,428	100.00%
Allowance for loan losses	23,642		17,661
Total loans, net	$ 1,448,086		$ 1,273,767

(a) - Includes PPP loans of:	$ 9,042		$ 38,114

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At June 30, 2022			At December 31, 2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$ 791,778	35.93%	0.00%	$ 701,645	36.65%	0.00%
Interest bearing demand accounts	378,859	17.19%	0.11%	301,596	15.75%	0.11%
Money market accounts	718,538	32.61%	0.32%	615,111	32.14%	0.26%
Savings accounts	241,233	10.95%	0.19%	213,592	11.16%	0.14%
Certificates of Deposit	73,040	3.31%	0.28%	82,440	4.31%	0.46%
Total	$ 2,203,448	100.00%	0.16%	$ 1,914,384	100.00%	0.14%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	June 30, 2022	December 31, 2021

Non-accrual loans:
Commercial and industrial	$ 14,167	$ -
Commercial real estate	4,055	3,928
Commercial real estate construction	-	-
Residential real estate	601	578
Home equity	55	50
Consumer	-	4
Total non-accrual loans [1]	18,878	4,560
Accruing loans 90 days or more past due:
Commercial and industrial	1,114	720
Commercial real estate	-	465
Commercial real estate construction	-	-
Residential real estate	-	-
Home equity	-	-
Consumer	453	208
Total loans 90 days or more past due	1,567	1,393
Total non-performing loans	20,445	5,953
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$ 20,445	$ 5,953

Ratios:
Total non-performing loans to total loans	1.39%	0.46%
Total non-performing loans to total assets	0.85%	0.28%
Total non-performing assets to total assets	0.85%	0.28%

Notes:
1 - Includes non-accruing TDRs:	$ 3,430	$ 3,570